EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Fourth Quarter 2005 Earnings Announcement

February 7, 2006

Los Angeles, California

Good morning and thank you for joining us.

As Steve Chazen will tell you in some detail shortly, our fourth quarter results helped push our net income for the year to a record high level of nearly $5.3 billion, which was more than double our 2004 results. Our core income for the year was just under $4 billion, or nearly $1.5 billion higher than 2004. Our financial performance, which was driven largely by record oil and gas earnings, speaks above all to the effectiveness of our long-term strategy that is focused on long-lived oil and gas assets, a disciplined investment philosophy and maintaining a strong balance sheet. High commodity prices have helped propel earnings throughout the oil and gas industry, but we have been more successful than our peers in capturing the value on an equivalent barrel basis from higher prices and delivering it to the bottom line. In addition, our chemicals business achieved its highest earnings since 1996 and produced approximately $855 million of free cash flow.

Our oil and gas production for the fourth quarter averaged a quarterly record high of 589,000 equivalent barrels per day, up 4.8 percent from the third quarter and 5.6 percent from the fourth quarter 2004. We exited the year with production averaging 596,000 equivalent barrels per day, which was in line with our guidance.

Our success in increasing production has allowed us to reap the benefits of a strong energy price environment which saw oil prices rise to an all-time high.

Notwithstanding our success in 2005 and the preceding five years, I believe the best is yet to come. We expect to keep our production base growing at a healthy rate. We have scheduled a meeting with the financial community for February 23 in New York, where we will discuss our production outlook for 2006 through 2010.

We took a number of steps last year to further strengthen the foundation of our core operations. We enhanced our industry-leading position in the Permian Basin through a series of acquisitions. We were awarded a contract to develop the giant Mukhaizna oil field in Oman. We returned to Libya to operate our historic producing assets, and as the result of our success in Libya's January 2005 bid round, we are the largest holder of exploration acreage in the country. We continued strengthening our balance sheet, which gives us the necessary financial leverage to compete successfully for large international projects. Last week, we completed the acquisition of Vintage Petroleum which will strengthen operations in our core areas of California, Latin America and the Middle East. We also strengthened our core chemical business with the operations we acquired from Vulcan. And, because of the measures we took to improve our balance sheet, along with the company's favorable operational and financial standing, the four major rating agencies raised our credit rating to the "single A" level. We also increased our annual dividend payout by 16 percent - to $1.44 per share.

We ended the year with $2.4 billion in cash on hand, and we expect to continue generating a significant amount of free cash flow in 2006 to support our growth initiatives. With the strides we made last year, together with continuing strong energy prices and a strong economy, we believe 2006 has the potential to be another outstanding year for both our oil and gas and chemical businesses.

I'll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Fourth Quarter 2005 Earnings Announcement

February 7, 2005

Los Angeles, California

Thank you, Ray.

Net income for the quarter was $1.152 billion, or $2.84 per share, compared to $742 million, or $1.86 per share in the fourth quarter of 2004. The improvement in our performance was driven by higher energy prices, higher oil and gas volumes and improved chemical earnings.

Fourth quarter results also included $33 million of environmental charges. Our equity earnings for the quarter from our 30.3 million shares of Lyondell that are recorded in corporate "Other" were $17 million. This amount was approximately $10 million below the "Street's" estimates. In addition, we also recorded a $19 million mark to market loss on Lyondell warrants.

On a segment basis, oil and gas fourth quarter earnings were $1.859 billion, compared to $1.179 billion for the fourth quarter of 2004. That's an increase of 58 percent. The following factors accounted for the variation in oil and gas earnings between these quarters.

•	Higher worldwide oil and gas price realizations added $759 million of earnings over the comparable period in 2004.
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The average price of West Texas Intermediate crude oil for the fourth quarter was $60.02 per barrel compared to Occidental's net realized price of $50.50. The average fourth quarter price for WTI was $11.74 per barrel higher in 2005 than in the fourth quarter of 2004, while Occidental's average realized oil price in the fourth quarter of 2005 was $11.39 per barrel higher than in the comparable period in 2004.

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Exploration expense of $124 million in the quarter was $36 million more than the fourth quarter of 2004. This amount was higher than our guidance last quarter due to higher dry hole and impairment costs.

•	Insurance charges related to the hurricanes in the quarter totaled $9 million.

Oil and gas segment earnings for the year were a record $6.293 billion compared to $4.29 billion in 2004. The improvement was mainly the result of higher combined oil and gas prices.

Oil and gas production for the quarter averaged 589,000 barrels of oil equivalent per day - which was 5.6 percent higher than the fourth quarter 2004. The improvement was the result of a series of Permian acquisitions completed last year and the resumption of producing operations in Libya.

Oil and gas operating costs were approximately $8.71 a barrel which compares to $6.95 last year. At least 62 percent of the increase was a result of higher energy prices pushing up utility, gas plant, ad valorem taxes and CO2 costs, and the impact of higher energy prices on our production sharing contracts. The remaining cost changes were the result of workover, maintenance and other costs.

Chemical segment earnings for the fourth quarter 2005 were $165 million compared to $125 million in the fourth quarter of 2004.

The primary factors that accounted for the improvement in our fourth quarter 2005 chemical earnings compared to the 2004 fourth quarter were stronger prices resulting in higher margins for our core chloralkali business, particularly for caustic soda and PVC. This is better than our prior outlook for the quarter due to lower than expected feedstock costs, primarily ethelyne, and lower than expected natural gas costs. PVC volumes were lower, but the volumes for chlorine, caustic soda and ethylene dichloride were higher. The chemical business also incurred insurance charges of $6 million resulting from the hurricanes.

For the entire year, core earnings of $777 million for the chemical segment were 88 percent higher than the 2004 level of $414 million. The improvement was due to higher prices for chlorine, caustic soda and PVC, which were partially offset by higher energy and feedstock costs.

For the year 2005, our consolidated net income of approximately $5.3 billion was more than double the $2.6 billion for 2004. On a per share basis, we earned $13.09 in 2005 compared to $6.49 per share in 2004. Our core earnings of nearly $4 billion in 2005 were 59 percent higher than our 2004 core earnings of $2.5 billion.

Cash flow from operations for the year was approximately $5.3 billion, compared with $3.9 billion in 2004. Thus the cash from operations at this year's average WTI price of $56.56 price was $440 million per month.

Interest expense was $23 million during the fourth quarter 2005, compared to $53 million in the 2004 fourth quarter. Our annual interest expense, including $42 million of debt repayment charges, was $201 million. By comparison, our 2004 interest expense, which included debt repayment fees of $17 million, was $240 million.

Our equity earnings from Lyondell shares for the year were $98 million, compared to $14 million in 2004.

Turning to the year-end 2005 balance sheet, we increased shareholder equity to $15 billion, or $4.5 billion higher than the year-end 2004 level. At the same time, we reduced total debt to $3.0 billion from $3.9 billion at the end of 2004. As Ray said earlier, we ended the year with approximately $2.4 billion of cash in hand.

Capital spending for the quarter was $762 million and $2.4 billion for the year. Oil and gas accounted for 92 percent of the annual total.

As we look ahead in the current quarter:

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In 2006, we expect our combined worldwide tax rate in the first quarter to increase to about 44 percent. The increase is due largely to higher foreign income taxes, primarily resulting from the effects of a full year of production from Libya.

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We exited 2005 at about 596,000 barrels per day. Vintage exited 2005 at more than 75,000 barrels per day. About 19,000 barrels per day are being held for sale and will not show up as production, revenues or costs. Cash generated from the asset sales will be used to reduce the purchase price of the remaining Vintage assets.

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Therefore the net reported Vintage-related production for two thirds of the first quarter should be about 35,000 equivalent barrels per day. Adding the Vintage production to our December exit rate, and adjusting downward for the PSC effect of higher prices, we expect our first quarter production to be in the range of 620,000 to 630,000 equivalent barrels per day. We will have more to say about annual production rates at our Feb 23 meeting.

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Our 2005 fourth quarter DD&A expense totaled $409 million, including approximately $340 million for oil and gas. During the current quarter, we expect the DD&A for oil and gas to be approximately $400 million, which is an increase of $60 million over the fourth quarter due to higher volumes and an increase in the rate. The DD&A amount for our chemical business should be about the same as the fourth quarter.

•	We expect exploration expense for the quarter to be about $70 million.

•	We expect chemical segment earnings to be about $150 million, compared to the $165 million in the fourth quarter of 2005. This outlook is based on current conditions.
•	We expect interest expense to be about $30 million in the first quarter.
•	A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $40 million before the impact of income taxes. The WTI price in the fourth quarter was $60.02 per barrel.
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A swing of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly earnings before income taxes. The NYMEX gas price for the fourth quarter was $11.66 per thousand cubic feet. Our realized fourth quarter domestic gas price averaged $9.81 per thousand cubic feet. We expect our realized price for the first quarter to be approximately $8.30 per thousand cubic feet.

We are continuing to focus on generating top quartile returns on equity and capital employed - and we are meeting those objectives.

For 2005, our return on equity was 41 percent and the three-year average from 2003 through 2005 was 31 percent. During that same three-year period our equity grew by 138 percent - from $6.3 billion to $15 billion.

Our return on capital employed for 2005 was 33 percent, and the three-year average was 23 percent.

Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC's EDGAR system.

Now we're ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; unrealized acquistion benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.